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EXHIBIT 99A.5
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COMBINED STATEMENTS OF                  U S WEST COMMUNICATIONS GROUP
CASH FLOWS (UNAUDITED)
                                                         Year Ended
                                                        December 31,
In millions                                            1996     1995
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OPERATING ACTIVITIES
 Net income                                          $1,249   $1,176
 Adjustments to net income:
  Depreciation and amortization                       2,122    2,042
  Gains on sales of rural telephone exchanges           (59)    (136)
  Cumulative effect of change in accounting
   principle                                            (34)       -
  Deferred income taxes and amortization
   of investment tax credits                             91      172
 Changes in operating assets and liabilities:
  Restructuring payments                               (226)    (315)
  Postretirement medical and life costs,
   net of cash fundings                                  28      (90)
  Accounts and notes receivable                          (5)    (117)
  Inventories, supplies and other                        27      (51)
  Accounts payable and accrued liabilities               98        7
 Other - net                                             15       31
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Cash provided by operating activities                 3,306    2,719
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INVESTING ACTIVITIES
 Expenditures for property, plant and equipment      (2,419)  (2,462)
 Proceeds from sales of rural telephone
  exchanges                                             174      214
 Proceeds from (payments on) disposals of
  property, plant and equipment                          15      (18)
  Other - net                                             -       (2)
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Cash (used for) investing activities                 (2,230)  (2,268)
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FINANCING ACTIVITIES
 Net (repayments of) proceeds from issuance of
  short-term debt                                        96     (832)
 Proceeds from issuance of long-term debt                23    1,647
 Repayments of long-term debt                          (482)    (334)
 Dividends paid on common stock                        (939)    (926)
 Proceeds from issuance of common stock                 134       50
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Cash (used for) financing activities                 (1,168)    (395)
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CASH AND CASH EQUIVALENTS
 Increase (decrease)                                    (92)      56
 Beginning balance                                      172      116
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Ending balance                                          $80     $172
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